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                           CERTIFICATE OF DESIGNATION
                                       OF
                             AM COMMUNICATIONS, INC.


TO:      THE SECRETARY OF STATE
         STATE OF DELAWARE


         It is hereby certified that:

                  1. The name of the corporation is AM COMMUNICATIONS, INC. (the "Corporation").

                  2. The Certificate of Incorporation, as restated and then further amended prior to the date hereof, authorizes the issuance of (a) 1,000,000 shares of Preferred Stock, with a par value of $0.10 per share each, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of such shares in one or more series and, by resolution, to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued, and (b) the issuance of 100,000,000 shares of Common Stock, with a par value of $0.10 each.

         3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a series of the Preferred Stock to be known as the "Series A Preferred Stock" and authorizing the issuance of 74,074 shares of such Series A Preferred
Stock:

         WHEREAS, the Corporation seeks immediately to obtain up to $2 Million in capital (the "Investment") to be used to finance working capital needs, business development activities, the pursuit of strategic growth objectives, including merger and acquisition activities, and other purposes arising in the ordinary course of the Corporation's business.

         WHEREAS, Investec PMG, as the Corporation's retained investment banker, has prepared a proposed structure for the Investment based on its analysis of valuations for comparable companies to the Corporation, a summary of the substantive terms of such proposed Investment is attached hereto as Exhibit A.

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         WHEREAS, given the time constraints and market conditions for obtaining the proposed Investment, it is believed that the only viable source of such Investment is a member of the Board or other insider of the Corporation.

         NOW, THEREFORE, BE IT HEREBY:

         RESOLVED: That the Corporation shall be authorized and directed to obtain the Investment from a member of the Board or other insider of the Corporation consistent with the terms as set forth in the Investec PMG proposal and summarized in Exhibit A.

         FURTHER RESOLVED: That the Corporation's Certificate of Incorporation shall be amended to set forth the following description of the Preferred Stock (herein designated to be the Corporation's Series A Preferred Stock) to be issued by the Corporation in conjunction with such proposed Investment:

         "10.  Description and Designation of Series A Preferred Stock.

                  (a) Designation. A total of 74,074 shares of the corporation's Preferred Stock shall be designated the Series A Preferred Stock, having a par value of $0.10 per share..

                  (b) Computation of Cumulative Dividends. The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the annual rate of ten percent (10%) of the original issue price per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock shall accrue from day to day on each share of Series A Preferred Stock from the date of original issuance of such share, whether or not earned or declared, and shall accrue until paid. All numbers relating to the calculation of cumulative dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, reclassification, recapitalization, or other similar event involving a change in the corporation's capital structure.

                  (c) Payment of Dividends. Subject to the following, cumulative dividends on the Series A Preferred Stock shall be payable if, as and when declared by the Board of Directors of the corporation. If any accrued cumulative dividends on the Series A Preferred Stock in respect of any previous or current annual dividend period shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Common Stock, or any subsequently designated series of Preferred Stock which is junior in right of dividends to the Series A Preferred Stock. Upon any conversion of the Series A Preferred Stock pursuant to Section 10(f) hereof, all such accrued and unpaid cumulative dividends on the Series A Preferred Stock to and until the date of such conversion shall be immediately due and payable in either cash or Common Stock at the election of the corporation. For the purposes of the previous sentence, the Common Stock shall be valued at the market price in effect on the day immediately preceding the effective date of the conversion, as determined by the Board of Directors of the corporation in its reasonable discretion.

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                  (d)      Treatment at Liquidation, Dissolution or Winding Up.

                           (i) In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the corporation designated to be junior to the Series A Preferred Stock in liquidation preference, and subject to the liquidation rights and preferences of any other class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Series A Preferred Stock with respect to liquidation rights and preferences, the holders of each share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the corporation available for distribution to holders of the corporation's capital stock of all classes, whether such assets are capital, surplus or earnings ("Available Assets"), the greater of (A) an amount equal to the original issue price per share of the Series A Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Preferred Stock) plus all declared but unpaid dividends on each such share, or (B) such amount per share of Series A Preferred Stock as would have been payable had each share of Preferred Stock which is convertible into shares of the Common Stock been so converted immediately prior to such liquidation, dissolution or winding up.

                           (ii) If, upon liquidation, dissolution or winding up of the corporation, the Available Assets shall be insufficient to pay to the holders of the Series A Preferred Stock and any other series of Preferred Stock on parity with the Series A Preferred Stock with respect to liquidation rights and preferences, the full amounts to which they otherwise would be entitled, the holders of the Series A Preferred Stock and such other series of Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of Series A Preferred Stock and such other series of Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

                                       3
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                           (iii) After payment of all liquidation preferences to
                           all holders of Preferred Stock, the entire remaining Available Assets, if any, shall be distributed among the holders of the Common Stock and any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution, in proportion to the shares of the Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of such shares of Preferred Stock held by them.

                           (iv) Whenever any distribution provided for in this
                           Section 10(d) shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the corporation. All distributions of property other than cash made hereunder shall be made, to the extent possible, pro rata with respect to each series and class of Preferred Stock and Common Stock in accordance with the liquidation amounts payable with respect to each such series and class.

                  (e) Treatment of Reorganization, Consolidation, Merger or Sale of Assets. Any merger, consolidation or other corporate reorganization or combination to which the corporation is a non-surviving party, and any sale of all or substantially all of the assets of the corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the corporation for purposes of Section 10(d) hereof. The provisions of this Section 10(e) shall not apply to
                           (i) any reorganization, merger, or consolidation involving only a change in the state of incorporation of the corporation, (ii) a merger of the corporation with or into a wholly-owned subsidiary of the corporation, or (iii) a merger, reorganization, consolidation or other combination of which the corporation is substantively the surviving corporation and operates as a going concern, with another corporation incorporated in the United States of America and which does not involve a recapitalization, reorganization, reclassification or other similar change in the capital structure of the corporation.

                  (f) Conversion. The holders of the Series A Preferred Stock shall have the following rights and be subject to the following obligations with respect to the conversion of such shares into shares of the Common Stock.

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                           (i) Voluntary Conversion. Each holder of Series A
                           Preferred Stock shall have the right to convert, at any time prior to redemption pursuant to Section 10(k) hereof, any share of the Series A Preferred Stock owned by it into shares of the Common Stock. For purposes of this Agreement, each share of Series A Preferred Stock shall be deemed to be worth $27.00, and the conversion price of the Common Stock shall be $0.27 per share, or, in case an adjustment to such price has taken place pursuant to the provisions of
                           Section 10(g) hereof, then at the price as last adjusted and in effect on the date of conversion (such price, as last adjusted, being referred to herein as the "Exercise Price"). For example, if no adjustment to the Exercise Price has occurred, each outstanding share of Series A Preferred Stock would be convertible into one hundred (100) shares of the Common Stock. If the Exercise Price had been adjusted and reduced to $0.18, each outstanding share of Series A Preferred Stock would be convertible into one hundred fifty (150) shares of the Common Stock

                           (ii) Automatic Conversion. Immediately prior to the closing of a public offering basis pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended (other than on Form S-4 or S-8 or any successor forms thereto), covering the offer and sale of Common Stock for the account of the corporation, but subject to the closing of such public offering, all outstanding shares of the Series A Preferred Stock shall be converted automatically into the number of fully paid, non-assessable shares of Common Stock into which such shares of Series A Preferred Stock are convertible pursuant to this Section 10(f) as of the closing and consummation of such underwritten public offering without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent. Upon the occurrence of the conversion event specified in this section 10(f)(ii), the holders of the Series A Preferred Stock shall, upon notice from the corporation, surrender the certificates representing such shares at the office of the corporation or its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock so surrendered were convertible on the date on which the conversion occurred. The corporation shall not be obligated to issue such certificates unless certificates evidencing such shares of Series A Preferred Stock being converted are either delivered to the corporation or any such transfer agent, or the holder notifies the corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection therewith.

                                       5
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                           (iii) Exercise of Conversion Privilege. To exercise
                           its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the corporation at its principal office, and shall give written notice to the corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the corporation or in blank. The date when such written notice is received by the corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 10(f), and cash, as provided in Section 10(h), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.




                                       6

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                  (g)      Anti-Dilution Adjustments.

                           (i) If the corporation shall, while there are any shares of Series A Preferred Stock outstanding, issue or sell shares of its Common Stock or "Common Stock Equivalents" (as defined in Section 10(g)(iii) below) without consideration or at a price per share or "Net Consideration Per Share" (as defined in Section 10(g)(v) below) less than the Exercise Price in effect immediately prior to such issuance or sale, then in each such case the Exercise Price, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying such Exercise Price by the following fraction:

                                     NO + N1
                                     -------
                                     NO + N2

                           Where:

                           NO = the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully-diluted basis assuming the exercise or conversion of all then exercisable or convertible options, warrants, purchase rights and convertible securities).

                           N1 = the number of shares of Common Stock which the aggregate consideration, if any (including the Net Consideration Per Share with respect to the issuance of Common Stock Equivalents) received or receivable by the Corporation for the total number of such additional shares of Common Stock so issued or deemed to be issued would purchase at the Exercise Price in effect immediately prior to such issuance.

                           N2 = the number of such additional shares of Common Stock so issued or deemed to be issued.

                           The provisions of this Section 10(g) may be waived as to all shares of Series A Preferred Stock in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon written agreement of the holders of more than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock.

                           (ii) For the purposes of this Section 10(g) only, "additional shares of Common Stock" shall not include the following: (A) any shares of the Common Stock issuable under any stock option plan approved by the corporation's shareholders; and (ii) any shares of the Common Stock issuable pursuant to any warrants or other convertible securities issued by the corporation prior to January 17, 2002.

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                           (iii) For the purposes of this Section 10(g), the
                           issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock, any securities convertible into or exchangeable for shares of Common Stock and any warrants, options, subscriptions or purchase rights with respect to such convertible or exchangeable securities (collectively, "Common Stock Equivalents"), shall be deemed an issuance of Common Stock. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Exercise Price shall be made under this Section 10(g) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents.

                           (iv) Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time other than as a result of the application of anti-dilution provisions substantially similar to the provisions of this Section 10(g), then upon the effectiveness of each such change, the Exercise Price will be that which would have been obtained (A) had the adjustments made pursuant to this Section 10(g) upon the issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities, and (B) had the adjustments made to the Exercise Price since the date of issuance of such Common Stock Equivalents been made to the Exercise Price as adjusted pursuant to clause (A) above. Any adjustment of the Exercise Price, which relates to any Common Stock Equivalent shall be disregarded if, as and when such Common Stock Equivalent expires or is canceled without being exercised, or is repurchased by the corporation at a price per share at or less than the original purchase price, so that the Exercise Price effective immediately upon such cancellation or expiration shall be equal to the Exercise Price that would have been in effect (1) had the expired or canceled Common Stock Equivalent not been issued, and (2) had the adjustments made to the Exercise Price since the date of issuance of such Common Stock Equivalents been made to the Exercise Price which would have been in effect had the expired or canceled Common Stock Equivalent not been issued.

                           (v) For purposes of this Section 10(g), the "Net Consideration Per Share" which shall be receivable by the Corporation for any Common Stock issued upon the exercise or conversion of any Common Stock Equivalents shall be determined as follows:

                                    (A) The "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the corporation for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the corporation upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if such Common Stock Equivalents were exercised, exchanged or converted.

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                                    (B) The "Net Consideration Per Share" which
                                    shall be receivable by the corporation shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

                           (vi) For purposes of this Section 10(g), if a part or all of the consideration received by the corporation in connection with the issuance of shares of Common Stock or the issuance of any of the securities described in this Section 10(g) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the corporation.

                           (vii) Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Exercise Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Exercise Price, which so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                           An "Extraordinary Common Stock Event" shall mean (A) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (B) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (C) a combination or reverse stock split or outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                           (viii) In the event the corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (A) securities of the Corporation other than shares of Common Stock, or (B) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or such other assets receivable by them, giving application to all other adjustments called for during such period under this
                           Section 10(g).

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                           (ix) If the Common Stock shall be changed into the
                           same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization or otherwise, then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into, in lieu of the number of shares of Common Stock which the holder would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other changes by the holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein. The provision for such conversion right shall be a condition precedent to the consummation by the corporation of any such transaction.

                           (x) In each case of an adjustment or readjustment of the Exercise Price, the Corporation at its expense will furnish each holder of Series A Preferred Stock so affected, upon such holder's written request therefor, with a certificate prepared by the Treasurer or Chief Financial Officer of the corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                  (h) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Preferred Stock, the corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

                  (i) Partial Conversion. In the event that some, but not all, of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the corporation shall execute and deliver to or on the order of the holder, at the expense of the corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

                  (j) Reservation of Common Stock. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of the Series A Preferred Stock, the corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (k)      Redemption.

                           (i) Commencing at anytime on or after the sixth (6th) anniversary of the first date of issuance of any share of Series A Preferred Stock, at the option and written election of the corporation, the corporation may redeem all or a part of the outstanding shares of Series A Preferred Stock, at the price and terms stated in this Section 10(k).

                           (ii) The redemption price for each share of Series A Preferred Stock redeemed pursuant to this Section 10(k) shall be equal to the original issue price per share of the Series A Preferred Stock, plus all accrued and unpaid dividends thereon, if any, whether or not earned or declared, up to and including the date fixed for redemption (the "Series A Redemption Price"). Each redemption of shares of the Series A Preferred Stock shall be made so that the number of shares of Series A Preferred Stock held by each registered holder shall be reduced in an amount which shall bear the same ratio to the total number of shares of Series A Preferred Stock being so redeemed as the number of shares of Series A Preferred Stock then held by such registered holder bears to the aggregate number of shares of Series A Preferred Stock then outstanding.

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

                           (iii) The Series A Redemption Price set forth in this
                           Section 10(k) shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Series A Preferred Stock.

                           (iv) If the corporation elects to redeem all or any part of the outstanding shares of the Series A Preferred Stock as aforesaid, written notice to that effect (the "Redemption Notice") shall be given by the corporation to each holder at least forty-five
                           (45) days prior to the date fixed for redemption pursuant to this Section 10(k) (the "Redemption Date"). The Redemption Notice shall contain the following information:

                                    (A) The number of shares of Series A
                                    Preferred Stock held by the holder which shall be redeemed by the corporation and the total number of shares of Series A Preferred Stock held by all holders to be so redeemed;

                                    (B) The Redemption Date and the applicable
                                    Series A Redemption Price; and

                                    (C) That the holder is to surrender to the corporation, at the place designated therein, its certificate(s) representing shares of the Series A Preferred Stock to be redeemed.

                           (v) The rights of the holders of the Series A Preferred Stock to convert the Series A Preferred Stock into Common Stock pursuant to Section 10(f) hereof shall continue in full force and effect until the Redemption Date, notwithstanding the giving of the Redemption Notice.

                           (vi) Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the corporation at the place designated in the Redemption Notice, and thereupon shall the Series A Redemption Price for such shares as set forth in the Redemption Notice shall be paid to the order of the person whose name appears on such certificate(s) and each such surrendered certificate shall be canceled and retired. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s)


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
                           surrendered by a holder are being redeemed, the corporation shall execute and deliver to or on the order of the holder, at the expense of the corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not redeemed.

                           (vii) From and after the later of the Redemption Date or forty-five days from the date the corporation shall have given the Redemption Notice, no shares of Series A Preferred Stock subject to such Redemption Notice shall be entitled to any further dividends hereunder.

                  (l) Status of Converted or Redeemed Series A Preferred Stock. Any share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be returned to the status of authorized but unissued shares of undesignated Preferred Stock. Upon the cancellation of all outstanding shares of Series A Preferred Stock, the provisions of this Section 10 regarding the description and designation of Series A Preferred Stock shall terminate and have no further force and effect."

         FURTHER RESOLVED: That each officer or director of the Corporation, or any of them, is authorized, directed and empowered on behalf of the Corporation and in its name to execute any agreement, certificate, instrument or document, or amendments or supplements thereto, or to do and to cause to be done any and all other acts and things as such officer may, in his or her discretion, deem necessary or appropriate to carry out the purposes of the foregoing resolution.

         4. The effective time and date of the series herein certified shall be the date and time of filing of this Certificate of Designation with the Secretary of State of the Sate of Delaware.

         Signed and Attested to on this 23rd day of January, 2002.

                                              AM COMMUNICATIONS, INC.

ATTEST:

/s/ Patricia A. Eynon                         By: /s/Javad K. Hassan
--------------------------------------            ------------------------------
Patricia A. Eynon, Corporate Secretary            Javad K. Hassan, President




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

                                    Exhibit A



                Proposal to the Board of AM Communications, Inc.

                                 January 3, 2002

                            Proposed Investment Terms


Security:   Convertible Preferred Stock

Amount:     $2,000,000

Term:       Six Years from date of funding

Dividend:   10% Annual Dividend  - payable annually (in cash or in kind at option of company)

Warrants:   Warrants for 1,851,852 shares of AM common stock exercisable at
            $0.27 per share

Conversion: Convertible into 7,407,407 shares of AM Common at $0.27 per share at the option of the holder

Funding to occur:  $1MM immediately and
$1MM on or before April 1, 2002.

Investors:  Board of Directors of AM as individuals or as a group or other qualified third party investors


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